English Translation of Chinese Language Document

Exhibit 10.24
Articles of Association
Guancheng (Fujian) Electron Technological Industry Co Ltd
Amended and Restated, 2009

[English translation for reference only]

CHAPTER I GENERAL RULE

Article 1 The Article of Association for Guancheng (Fujian) Electron Technological Industry Co Ltd (“Guancheng” or “the Company”) is amended and restated by Honest Group in 2009 in accordance with the laws and regulations of the People’s Republic of China on Foreign-Capital Enterprises.

Article 2 The Company name is Guancheng (Fujian) Electron Technological Industry Co Ltd (“Guancheng”)
Legal Address：Houlin Community, Luoshan Street, Jinjiang City, Fujian Province

Article 3 Address
Name of the Investor: Honesty Group Holdings Ltd (based in Hong Kong)
Legal Address：Room2107, Wellborne Commercial Center, Java Rd 8, North Point, Hong Kong Legal Representative：Tin Man Or
Nationality：China (Hong Kong)

Article 4 The Company is a limited liability company

Article 5 The Company obtains the status of Chinese legal person in accordance with the laws and regulations in China. All the activities of the Company shall abide by the laws, regulations and relevant policies in China.

CHAPTER II SCOPE OF BUSINESS

Article 6 Scope of Business: Manufacture auxiliary products for computers and high-grade servers, new type LCD monitors; LCD televisions; non-mental product moulds; electronic products (excluding restricted products); moulds; fine blanking die, precision cavity mould, mould standard parts, and engage in import and export trade for technology and commodities (excluding distribution). (If the project is subject to the pre-approval by relevant government authorities in accordance with the law, it shall be operated with competent license or certificate).

Article 7 Scale of production: 500 units of fine modes and 2 million units of electronic products.
Article 8 Percentage of sales by region: no requirements.

CHAPTER III TOTAL INVESTMENT & REGISTERED CAPITAL

Article 9 The total investment is US$15 million and registered capital is US$7.8 million.
Article 10 The registered capital is to paid by the agreed date and the tangible assets provided by the investor as part of the total investment shall be appraised by a third-party agent in charge of the asset appraisal. The paid-in capital shall be verified and signed by a China CPA on a written asset appraisal report, which is to be filed with the local office of the State Administration of Commerce and Industry (“SAIC”)

Article 11 The increase or decrease of the Company’s registered capital, transfer of interest in the Company, spin-off of the Company, merger or any other significant change in the capital of the Company shall be approved by the governmental authority and shall follow the registration procedures provided by the local office of the State Administration of Commerce and Industry (“SAIC”).

 CHAPTER IV BOARD OF DIRECTORS

Article 12 The Board of Directors shall be established on the date on which the business license of the Company is effective.

Article 13 The Board of Directors shall consist of three directors appointed by the investor. The Chairman of the Board shall be the legal representative of the Company.

English Translation of Chinese Language Document

Article 14 The directors shall serve a term of three years and may be re-appointed to serve consecutive terms by the investor.

Article 15 Detailed meeting minutes shall be prepared for each Board meeting. The minutes shall be signed by all the directors or their proxies present at the meeting. Each director shall have one vote.

The Board of Directors shall be responsible to the shareholders, and exercise the following functions and powers:
-to call a shareholders’ meeting and to report its work to shareholders;
-to implement the decisions of the shareholders;
-to decide on business plans and strategies of the Company;
-to approve the Company’s annual financial budgets and final accounts;
-to approve the Company’s plans for profits and losses distribution;
-to approve plans for the Company’s increase or reduction of the registered capital or for the issuance of corporate bonds;
-to formulate plans for the merger, division, liquidation, dissolution or change of form of the Company;
-to decide on the appointment, removal and remuneration of the Company’s general manager, and based on the general manager’s nomination, decide on the appointment and dismissal and remuneration of the Company’s vice general manager and the chief financial officer;
-to oversee the internal management system of the Company;
-to design the Company’s rules and regulations; and
-to decide on other matters as stipulated in this articles of association.

Article 16 Investor shall have the following authority:

- to amend this Article of Association;
- to adjust the total investment and registered capital when necessary;
- to transfer the equity;
- to pledge the equity interest to lender;
- to consolidate or spin-off the Company;
- to mortgage the Company’s assets for loans;
- to set up subsidiaries;
- to decide the manufacturing suspension, business termination and liquidation

Article 17 The Chairman of the Board could not perform certain responsibilities, he shall authorize another person to represent him, or the Vice-Chairman will take office in the absence of such arrangement.

Article 18 The Chairman of the Board shall call to convene Board Meeting at least once every year either at the headquarter of the company or another venue decided by the Board. One Director of the Board, which representing 1/3 voting rights of the Board, may suggest to convene extraordinary Board Meeting.
The notice for the Board Meeting, inclusive of the time, venue and agenda of the meeting, shall be sent to all the directors at least 10 days in advance.

Article 19 A quorum for a Board Meeting and an interim meeting shall be two members of the Board. Each director has one vote.

Article 20 The nominators for the Board of Directors have obligation to ensure their designated directors to attend the annual Board Meeting and the extraordinary board meetings.
In case the director could not attend the meetings, he/she must send a representative to attend the meeting. A written notice must be provided in case of absence.

Article 21 If the director nominated by the investor(s) could not attend the Board Meeting, nor did he requested representative to attend the meeting and the resolutions could not be approved due to the absence, a written alert shall be sent to him/her, asking him/her to attend the Board Meeting by due date.

Article 22 The written alert shall be sent via registered mail service 60 days ahead of the meeting date and shall request in written for the receiver to respond within 45 days from the date of delivery. Before the recipient of confirmation from the receiver and upon approval of all the board directors, an extraordinary board meeting can be arranged to approve substantial events of the Company. The resolution in the extraordinary board meeting is effective upon unanimous consent by all the directors present at the meeting.

Article 23 The Board Directors not involved in the daily operation and management shall not receive compensation from the Company

English Translation of Chinese Language Document

Expenditure in connection with the Board Meetings shall be reimbursed by the Company.

CHAPTER V SUPERVISORS

Article 24 The Company shall have one Supervisor appointed by the investor.

Article 25 The term of the Supervisor shall be three years and may serve continuous terms upon re-appointment by the investor.

Article 26 The Supervisor shall not be a director or senior manager of the Company.

Article 27 The Supervisor can exercise the following functions and powers:

- to review the Company’s financial record;
- to review and supervise the performance of the directors and senior managers and suggest dismissal of the directors and senior managers for their violation of laws, regulations and the Company’s Article of Association;
- to stop the activities that any directors or senior managers conducted against the interest of the Company;
- to produce proposals for the investor;
- to lodge lawsuit against director and senior managers;
- to investigate any abnormal operation and hire accounting firm to support;

Article 28 The Supervisor shall sign on a written minutes for the Board Meeting and be reimbursed by the Company for all the expenditures in connection with the exercise of the supervisory functions and powers.

CHAPTER VI OPERATION AND MANAGEMENT

Article 29 The Company shall have one General Manager and one Deputy General Manager. Both the General Manager and the Deputy General Manager shall be appointed by the Board of Directors. The Deputy General Manager position is temporarily vacant.

Article 30 The General Manager shall report to the Board of Directors directly. He/she shall be in charge of the execution of the board resolutions, management of daily operations, business and technology development in accordance with the Article of Association and the resolutions of the Board. The Deputy General Manager shall assume the responsibilities of the General Manager in the absence of the General Manager.

Article 31  The terms for the General Manager and Deputy General Manager shall be 3 years. They shall continue to serve upon reappointment by the Board.

Article 32 The Chairman of the Board or Directors of the Board shall assume other responsibilities for senior executives of the Company. Neither General Manager nor Deputy General Manager shall not assume any responsibilities of another entity or company, including the competitor companies.

Article 33 Resignation of the General Manager, Deputy General Manager and other executives shall submit written resignation letter. The Board of Directors shall immediately dismiss, via a board resolution, a senior executive due to his/her alleged fraud or serious misconduct or lodge a lawsuit against him/her.

CHAPTER VII TAXATION, FINANCE AND ACCOUNTING

Article 34 The Company shall pay all the taxes in accordance with the laws and regulations in the People’s Republic of China and enjoy preferential tax reduction treatment.

Article 35 The Company shall establish financial and accounting procedure and policy in accordance with the laws, regulations and rules of the People’s Republic of China and file with the local fiscal and taxation authority.

Article 36 The Company’s fiscal year starts on January 1 and ends on December 31.

Article 37 The Company’s accounting documents, books and financial reports shall be in Chinese. The annual financial report and liquidation accounting report shall be in compliance with the fiscal and taxation regulations in the People’s Republic of China. An independent accounting firm will be hired to review and issue an audit report.

English Translation of Chinese Language Document

Article 38 Chinese Yuan or RMB shall be used as accounting unit in the accounting books. Foreign currency revenue shall be exchanged to RMB on the foreign exchange rate that China’s State Administration of Foreign Exchange published on the date of the foreign currency settlement.

Article 39 The Company’s accounting book shall have the following items:
- Revenues in cash
-Sales revenue and expenditures for procurement
-Registered capital and loans

Article 40 The Company’s accounting department shall file an annual Balance Sheet with the local fiscal and taxation authority and the local office of China’s State Administration of Industry and  Commerce.

CHAPTER VIII FOREIGN EXCHANGE MANAGEMENT

Article 41 Foreign exchange practices shall be in compliance with the regulations in the People’s Republic of China.

Article 42 The Company’s Business License allows the Company to open a foreign currency bank account for settlement.

CHAPTER VIV SALES AND PROCUREMENT

Article 43 The pricing of the products shall be in compliance with the pricing regulations in the People’s Republic of China and shall file with the pricing and taxation authority.

Article 44 Statistics report shall be produced and filed in compliance with the Statistics Law of the People’s Republic of China and regulations in connection with the usage of foreign capital.

CHAPTER VV PROFIT

Article 45 The company shall allocate reserve funds, bonuses and welfare funds for employees in compliance with relevant China laws and regulations. The amount allocated fro the reserve funds shall be no less than 10% of the net profit. When the total reserve funds equal to 50% of the registered capital, the Company will be exempted from pay such allocation of the reserve funds. The amount allocated to each fund shall be decided by the Company.

Article 46 The Company as a profit-oriented entity shall make the balance of its foreign exchange. The losses made in the previous year must be compensated before the distribution of bonus and other employee benefits.

CHAPTER VVI EMPLOYEE

Article 47 The Company shall employ, dismiss, set salary standard, social insurance, labor protection and management in compliance with the Labor’s Law of the People’s Republic of China.

Article 48 The Company is entitled to alert, record, cut salary or dismiss employees violating the Company’s regulations and rules.

Article 49 The employees’ salary is decided by the Board in reference to the business situation of the Company and the applicable legal requirements in the People’s Republic of China.

CHAPTER VVII INSURANCE

Article 50 The underwriter of various insurance policies is People’s Insurance Company of China.

CHAPTER VVIII LABOURS’ UNION

Article 51 The Company shall establish labors’ union in reference to the Labors’ Law of the People’s Republic of China to organize activities for the employees and protect the interest of the employees.

CHAPTER VVIV OPERATION PERIOD, TERMINATION AND LIQUIDATION

Article 52 The legal period Of the Company’s operation is 50 years, starting from the date on which the business license is effective. Extension of the operation period shall be approved by the Board of Directors six months before the end date of the operation. The extension of the operation period shall be filed with the local office of the State Administration of Industry and Commerce.

English Translation of Chinese Language Document

Article 53 The Company may stop the operation in the following conditions:

- End date of the legal operation period;
- Severe loss and investor decides to stop;
- Force major;
- Bankruptcy;
- Violation of the Chinese law, regulation, or against the public interest;

Article 54 The Company shall make an announcement for the liquidation and go through the legal procedures of liquidation in a timely manner. Before the completion of the liquidation, the investors shall not use the Company’s assets for purposes other than the liquidation.

Article 55 After the liquidation, the Company shall file with the State  Administration of Industry and Commerce, return the business license and make an announcement to the public.

CHAPTER VVV  REGULATIONS

Article 56 The following regulations shall be approved by the Board of Directors:

- Operation and management regulation, including the job responsibilities and work procedures for various departments;
- Code of Conduct;
- Employee Salary;
- Employee working hours, promotion and bonus plan;
- Financial policy;
- Liquidity procedure;
- Other necessary regulations

Article 57 Import of machinery equipments and other spare parts and export of products shall be shipped in Huanggang, Xiamen.

Article 58 Revisions to these Article of Association shall be approved by a resolution of the Board and shall be submitted to the government regulators for approval.

Article 59 The Article of Association is in Chinese. It has been approved by regulators of the People’s Republic of China. The Article of Association is effective from the date of approval.

Company：Honesty Group Holdings Ltd
Legal Representative（Signature）：